New Hampshire Thrift Bancshares, Inc. Announces Record Earnings for Third Quarter

NEWPORT, NH -- (Marketwired - October 15, 2013) - New Hampshire Thrift Bancshares, Inc. (the "Company") (NASDAQ: NHTB), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today reported consolidated net income for the nine months ended September 30, 2013 of $6.4 million, or $0.87 per diluted common share, compared to $6.1 million, or $0.94 per diluted common share for same period in 2012, an increase of $295 thousand, or 4.82%. For the quarter ended September 30, 2013, the Company reported consolidated net income of $2.6 million, or $0.35 per diluted common share, compared to $2.0 million, or $0.32 per diluted common share, for the quarter ended September 30, 2012, an increase of $542 thousand, or 26.70%. The increase of earnings during the nine- and three-month periods are in part due to a mark-to-market recognition related to the acquisition of Charter Holding Corp. offset in part by non-recurring expenses associated with the acquisition of Charter Holding Corp. and the pending acquisition of Central Financial Corporation.

President and Chief Executive Officer, Steve Theroux, stated, "We are pleased with the results for the third quarter. Despite costs associated with our recent and pending acquisitions, we are encouraged to be able to continue to show positive results. The acquisition of Charter Trust on September 4, 2013, was a significant milestone for us as we build our franchise to provide a full array of financial products and services for customers at any stage of their financial lives."

Financial Highlights

  Total assets were $1.2 billion at September 30, 2013, from $1.3 billion at December 31, 2012, a decrease of $30.2 million, or 2.38%.

  Net loans were $950.9 million at September 30, 2013, from $902.2 million at December 31, 2012, an increase of $48.7 million, or 5.39%.

  During the nine months ended September 30, 2013, the Company originated $294.7 million in loans compared to $323.3 million for the same period in 2012. During the quarter ended September 30, 2013, the Company originated $117.2 million in loans compared to $116.5 million for the same period in 2012.

  The Company's loan servicing portfolio was $405.3 million at September 30, 2013, compared to $385.4 million at December 31, 2012.

  Total deposits were $921.4 million at September 30, 2013, from $949.3 million at December 31, 2012, a decrease of $27.9 million, or 2.94%, which includes our call on $15.0 million of brokered deposits.

  Net interest and dividend income for the nine months ended September 30, 2013 was $24.0 million compared to $21.7 million for the same period in 2012, an increase of $2.3 million, or 10.78%. Net interest and dividend income for the quarter ended September 30, 2013, was $8.1 million compared to $7.3 million for the same period in 2012, an increase of $818 thousand, or 11.27%.

  Net income available to common stockholders increased $710 thousand to $6.2 million for the nine months ended September 30, 2013, compared to the same period in 2012. Common shares outstanding, assuming dilution, were 7,084,795 at September 30, 2013, compared to 5,866,680 at September 30, 2012, due primarily to the issuance of 1,153,544 shares in conjunction with the acquisition of The Nashua Bank on December 21, 2012. Net income available to common stockholders was $2.5 million for the quarter ended September 30, 2013, compared to $1.9 million for the same period in 2012. Common shares outstanding, assuming dilution for the quarter, were 7,113,611 at September 30, 2013, compared to 5,967,522 at September 30, 2012.

Earnings Summary

Net income of $6.4 million for the nine months ended September 30, 2013, included an increase of $2.3 million, or 10.78%, in net interest and dividend income. The provision for loan losses decreased $1.6 million, or 69.31%, to $694 thousand for the nine months ended September 30, 2013, compared to $2.3 million for the same period in 2012. Noninterest income was $11.1 million for the nine months ended September 30, 2013, compared to $10.8 million for the same period in 2012, an increase of $268 thousand, or 2.47%. This increase includes increases of: $524 thousand, or 34.15%, in net gains on the sales of loans; $1.4 million in a mark-to-market adjustment related to the purchase of Charter Holding Corp.; $679 thousand in trust services income; $122 thousand, or 11.64%, in insurance commission income; and $56 thousand, or 14.97%, in bank-owned life insurance income, offset by a decrease of $2.6 million, or 77.12%, in net gains on sales and calls of securities. Additionally, a net gain on sales of other real estate owned owned of $24 thousand was recorded during the nine months ended September 30, 2013, compared to a net loss on sales of other real estate owned of $150 thousand during the same period in 2012, and a net loss on sales of fixed assets of $14 thousand was recorded during the nine months ended September 30, 2013, compared to no losses on sales of fixed assets during the same period in 2012. Noninterest expense increased $4.3 million, or 19.81%, to $25.8 million for the nine months ended September 30, 2013, compared to $21.5 million for the same period in 2012. Expenses for the nine months ended September 30, 2013, includes $1.3 million of non-recurring expenses associated with the acquisition of Central Financial Corporation and the related conversion and integration of Randolph National Bank. Within noninterest expense, salaries and employee benefits increased $1.8 million, or 16.37%, to $13.0 million for the nine months ended September 30, 2013, compared to $11.2 million for the same period in 2012. This includes ordinary wage increases and increases in benefit costs, as well as the additional staffing expenses associated with The Nashua Bank division, which was not part of the Company's expenses during the nine months ended September 30, 2012. The effective income tax rate was impacted in part by the non-tax-deductibility of $801 thousand of previously referenced non-recurring expenses related to the acquisition of Central Financial Corporation and the non-taxable mark-to-market adjustment of $1.4 million related to the purchase of Charter Holding Corp.

Net income of $2.6 million for the quarter ended September 30, 2013, included an increase of $818 thousand, or 11.27%, in net interest and dividend income. The provision for loan losses decreased $914 thousand, or 88.57%, to $118 thousand for the quarter ended September 30, 2013, compared to $1.0 million for the same period in 2012. Noninterest income was $4.5 million for the quarter ended September 30, 2013, compared to $3.9 million for the same period in 2012, an increase of $622 thousand, or 15.87%. This increase includes increases of: $7 thousand, or 0.54%, in customer service fees; $1.4 million in a mark-to-market adjustment related to the purchase of Charter Holding Corp.; $679 thousand in trust services income; $8 thousand, or 2.33%, in insurance commission income; and $13 thousand, or 9.22%, in bank-owned life insurance income, offset by decreases of $328 thousand, or 42.16%, in net gains on the sales of loans including a periodic impairment of mortgage servicing rights of $140 thousand; $1.1 million, or 100.00%, in net gains on sales and calls of securities; and $19 thousand, or 26.39%, in realized gain on the equity interest in Charter Holding Corp. Additionally, a net loss on the sale of fixed assets of $18 thousand was recorded during the three months ended September 30, 2013, compared to no losses on sales of fixed assets during the same period in 2012. Noninterest expense increased $2.2 million, or 30.85%, to $9.5 million for the quarter ended September 30, 2013, compared to $7.3 million for the same period in 2012. Expenses for the quarter ended September 30, 2013 includes $910 thousand of non-recurring expenses associated with the pending acquisition of Central Financial Corporation. Within noninterest expense, salaries and employee benefits increased $889 thousand, or 24.07%, to $4.6 million for the quarter ended September 30, 2013, compared to $3.7 million for the same period in 2012. This includes ordinary wage increases and increases in benefit expenses, as well as the additional staffing expenses associated with The Nashua Bank division and the more recent addition of salaries and benefit expenses of approximately $350 thousand associated with Charter Holding Corp., which were not part of the Company's expenses during the quarter ended September 30, 2012.

Balance Sheet Summary

Total assets were $1.2 billion at September 30, 2013, compared to $1.3 billion at December 31, 2012, a decrease of $30.2 million, or 2.38%. Securities available-for-sale decreased $57.6 million to $154.8 million at September 30, 2013, from $212.4 million at December 31, 2012, as a result of the sales of $91.2 million of investments, maturities of $45.0 million, purchases of $104.3 million, and ordinary amortization and pay-downs of $22.8 million. Loans held-for-sale decreased $11.2 million to $818 thousand at September 30, 2013, from $12.0 million at December 31, 2012. Net loans held in portfolio increased $48.7 million, or 5.39%, to $950.9 million at September 30, 2013, from $902.2 million at December 31, 2012. The allowance for loan losses, excluding provisions for overdrafts, was $9.6 million at September 30, 2013, compared to $9.9 million at December 31, 2012. The change in the allowance for loan losses is the net effect of provisions of $650 thousand, charge-offs of $1.4 million, and recoveries of $509 thousand. Total loan production for the nine months ended September 30, 2013, was $294.7 million compared to $323.3 million for the same period in 2012. Total loan production for the quarter ended September 30, 2013, was $117.2 million in loans compared to $116.5 million for the same period in 2012.

Total deposits were $921.4 million at September 30, 2013, from $949.3 million at December 31, 2012, a decrease of $27.9 million, or 2.94%. This decrease includes the call of $15.0 million of brokered deposits during the nine months ended September 30, 2013. Advances from the Federal Home Loan Bank decreased $18.0 million, or 12.61%, to $124.7 million at September 30, 2013, from $142.7 million at December 31, 2012. Securities sold under agreements to repurchase increased $11.3 million, or 77.24%, to $25.9 million at September 30, 2013, from $14.6 million at December 31, 2012.

Stockholders' equity of $131.6 million resulted in a book value of $15.25 per common share at September 30, 2013, based on 7,121,264 shares of common stock outstanding. The Bank remains well-capitalized with a Leverage (Tier I) Capital ratio of 8.82% at September 30, 2013.

Acquisition of Central Financial Corporation

On April 3, 2013, the Company and Central Financial Corporation jointly announced that they entered into a definitive agreement in which the Company will acquire Central Financial Corporation in an all-stock transaction. Following the merger, Central Financial Corporation's wholly owned subsidiary, The Randolph National Bank, will be merged with and into the Bank, with the Bank surviving. Completion of the transaction is subject to customary closing conditions, including the receipt of regulatory approval and the approval of Central Financial Corporation's shareholders. The transaction is expected to close in the fourth quarter of 2013.

For additional information, please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2013.

Quarterly Dividend

On October 10, 2013, the Company announced a regular quarterly cash dividend of $0.13 per share payable October 31, 2013, to stockholders of record as of October 24, 2013.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the savings and loan holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp., Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties, McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency, and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. New Hampshire Thrift Bancshares, Inc., through its direct and indirect subsidiaries, operates 28 locations in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 8 locations in Vermont in Rutland and Windsor counties. New Hampshire Thrift Bancshares, Inc. has total assets of approximately $1.2 billion as of September 30, 2013.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year-ended December 31, 2012, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                   New Hampshire Thrift Bancshares, Inc.
                       Selected Financial Highlights

                              For the Three Months     For the Nine Months
                                     Ended                   Ended
                                  September 30,           September 30,
                                2013        2012        2013        2012
                             ----------  ----------  ----------  ----------
(in thousands, except for
 per share data)
Net Income                   $    2,572  $    2,030  $    6,419  $    6,124
Net Income Available to
 Common Stockholders         $    2,515  $    1,914  $    6,161  $    5,508
Per Share Data:
  Earnings per common share,
   basic                     $     0.35  $     0.32  $     0.87  $     0.94
  Average number of shares,
   basic                      7,102,893   5,967,522   7,080,299   5,860,169
  Earnings per common share,
   assuming dilution (1)     $     0.35  $     0.32  $     0.87  $     0.94
  Average number of shares,
   assuming dilution          7,113,611   5,967,522   7,084,795   5,866,680
  Dividends Paid                   0.13        0.13        0.39        0.39
  Dividend Payout Ratio           37.14%      40.63%      44.83%      41.49%

                                                           As of
                                                September 30,  December 31,
(in thousands, except for per share data)            2013          2012
                                                -------------  ------------
Total Assets                                    $   1,240,234  $  1,270,477
Total Securities (2)                                  164,066       221,875
Loans, Net                                            950,902       902,236
Total Deposits                                        921,398       949,341
Federal Home Loan Bank Advances                       124,732       142,730
Stockholders' Equity                                  131,628       129,494
Book Value per Common Share                     $       15.25  $      15.09
Common Shares Outstanding                           7,121,264     7,055,946

Leverage (Tier I) Capital                                8.82%         8.82%

Number of Locations:
  Banking Offices                                          29            29
  Insurance Offices                                         3             2
  Trust Offices                                             6             -

(1) Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

(2) Includes available-for-sale securities shown at fair value and Federal
    Home Loan Bank stock at cost.

                   New Hampshire Thrift Bancshares, Inc.
                        Consolidated Balance Sheets

                                               September 30,   December 31,
(in thousands, except for share data)               2013           2012
                                               -------------  -------------
ASSETS                                          (unaudited)
  Cash and due from banks                      $      22,435  $      26,147
  Overnight deposits                                       -         13,265
                                               -------------  -------------
    Total cash and cash equivalents                   22,435         39,412
  Securities available-for-sale                      154,773        212,369
  Federal Home Loan Bank stock                         9,293          9,506
  Loans held-for-sale                                    818         11,983
  Loans receivable, net                              950,902        902,236
  Accrued interest receivable                          2,902          2,845
  Bank premises and equipment, net                    20,247         17,261
  Investments in real estate                           3,723          4,074
  Other real estate owned                                  -            102
  Goodwill and other intangible assets                45,350         38,811
  Investment in partially owned Charter
   Holding Corp., at equity                                -          4,909
  Bank-owned life insurance                           19,370         18,905
  Due from broker                                        583              -
  Other assets                                         9,838          8,064
                                               -------------  -------------
    Total assets                               $   1,240,234  $   1,270,477
                                               =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
  Noninterest-bearing                          $      86,376  $      74,133
  Interest-bearing                                   835,022        875,208
                                               -------------  -------------
  Total deposits                                     921,398        949,341
  Federal Home Loan Bank advances                    124,732        142,730
  Securities sold under agreements to
   repurchase                                         25,911         14,619
  Subordinated debentures                             20,620         20,620
  Accrued expenses and other liabilities              15,945         13,673
                                               -------------  -------------
    Total liabilities                              1,108,606      1,140,983
                                               -------------  -------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value per share:
   2,500,000 shares authorized: Series B,
   fixed rate noncumulative perpetual, fixed
   rate cumulative perpetual, 23,000 shares
   issued and outstanding at September 30,
   2013, and December 31, 2012                             -              -
  Common stock, $.01 par value, per share:
   10,000,000 shares authorized, 7,555,593
   shares issued and 7,121,264 shares
   outstanding as of September 30, 2013, and
   7,486,225 shares issued and 7,055,946
   shares outstanding as of December 31, 2012             76             75
  Paid-in capital                                     84,897         83,977
  Retained earnings                                   57,336         53,933
  Unearned stock awards                                 (566)          (377)
  Accumulated other comprehensive loss                (3,369)        (1,444)
  Treasury stock, at cost, 434,329 shares as
   of September 30, 2013, and 430,279 shares
   as of December 31, 2012                            (6,746)        (6,670)
                                               -------------  -------------
    Total stockholders' equity                       131,628        129,494
                                               -------------  -------------
    Total liabilities and stockholders' equity $   1,240,234  $   1,270,477
                                               =============  =============

                   New Hampshire Thrift Bancshares, Inc.
                     Consolidated Statements of Income
                                (unaudited)

                                Three Months Ended      Nine Months Ended
(in thousands, except for     September   September   September   September
 per share data)              30, 2013     30, 2012   30, 2013    30, 2012
                             ----------  ----------- ----------  ----------
Interest and dividend income
Interest and fees on loans   $    9,071  $     8,305 $   27,276  $   24,053
Interest on debt
 investments:
  Taxable                           231          628      1,041       2,757
  Dividends                          16           15         39          47
  Other                             255          134        606         443
                             ----------  ----------- ----------  ----------
Total interest and dividend
 income                           9,573        9,082     28,962      27,300
                             ----------  ----------- ----------  ----------

Interest expense
Interest on deposits                956        1,072      3,062       3,358
Interest on advances and
 other borrowed money               544          755      1,861       2,243
                             ----------  ----------- ----------  ----------
Total interest expense            1,500        1,827      4,923       5,601
                             ----------  ----------- ----------  ----------

Net interest and dividend
 income                           8,073        7,255     24,039      21,699

Provision for loan losses           118        1,032        694       2,261
                             ----------  ----------- ----------  ----------
Net interest and dividend
 income after provision for
 loan losses                      7,955        6,223     23,345      19,438
                             ----------  ----------- ----------  ----------

Noninterest income
Customer service fees             1,314        1,307      3,766       3,764
Net gain on sales of loans          450          778      2,058       1,534
Gain on sales and calls of
 securities, net                      -        1,091        781       3,415
Mark-to-Market purchase
 adjustment                       1,369            -      1,369           -
Gain on sales of other real
 estate owned, net of
 writedown                            -            -         24        (150)
Loss on sales of premises
 and equipment                      (18)           -        (14)          -
Rental income                       189          186        557         560
Income from equity interest
 in Charter Holding Corp.            53           72        294         298
Trust services income               679            -        679           -
Insurance commission income         351          343      1,170       1,048
Brokerage service income              -            1          -           3
Bank owned life insurance
 income                             154          141        430         374
                             ----------  ----------- ----------  ----------
  Total noninterest income        4,541        3,919     11,114      10,846
                             ----------  ----------- ----------  ----------

Noninterest expenses
Salaries and employee
 benefits                         4,583        3,694     12,979      11,153
Occupancy and equipment
 expenses                         1,075          876      3,229       2,767
Advertising and promotion           159           96        471         350
Depositors' insurance               195          204        574         603
Data processing and outside
 services                           338          301      1,003         848
Professional services               342          404        995         919
ATM processing fees                 153          130        466         367
Supplies                            100           93        350         279
Telephone                           159          146        494         511
Non-deductible acquisition
 expenses                           347            -        801           -
Other expenses                    2,058        1,323      4,451       3,747
                             ----------  ----------- ----------  ----------
  Total noninterest expenses      9,509        7,267     25,813      21,544
                             ----------  ----------- ----------  ----------

Income before provision for
 income taxes                     2,987        2,875      8,646       8,740

Provision for income taxes          415          845      2,227       2,616
                             ----------  ----------- ----------  ----------

Net income                   $    2,572  $     2,030 $    6,419  $    6,124
                             ----------  ----------- ----------  ----------

For additional information contact:
Laura Jacobi
First Senior Vice President
Chief Financial Officer
(603) 863-0886